Exhibit 10.23

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”), dated April 6, 2009, is between AuthenTec, Inc., a Delaware corporation (the “Company”), and Larry Ciaccia (“Employee”) and modifies that Employment Agreement entered into between the parties and having an effective date of March 21, 2005, as amended on January 1, 2009 (the “Agreement”). The Company and Employee agree as follows:

1. Paragraph 2.(b)(iii) is deleted from the Agreement in its entirety and replaced with:

“(iii) Vesting of Equity Awards.

(A)	If Employee’s employment is terminated pursuant to Sections 2(b)(i)(A) or (B), vesting under Employee’s Equity Award grants shall cease immediately. Employee shall have ninety (90) days from the termination date to exercise any vested Equity Awards.

(B)	If the Company terminates Employee’s employment Without Cause pursuant to Section 2(b)(i)(C), vesting under Employee’s Equity Awards shall vest during the severance period plus an additional three (3) months thereafter. Employee shall have twelve (12) months from the termination date to exercise any or all vested Equity Awards.

(C)	If Employee terminates his employment pursuant to Section 2(b)(i)(D), all unvested Equity Awards under Employee’s Equity Award grants shall vest immediately. Employee shall have twelve (12) months from the termination date to exercise any or all vested Equity Awards.

(D)	Notwithstanding the foregoing provisions of this subsection, no Equity Award may be exercised after the end of the original maximum term of the Equity Award.”

2. The following paragraph will be inserted as a new Paragraph 2.(b)(iv)(E):

“(E)	“Equity Award” means any option, stock appreciation right, restricted stock, restricted stock unit, performance share or performance unit award or other award with respect to shares of the capital stock of the Company granted to you by the Company prior to a Change in Control, including any such award which is assumed or continued by, or for which a replacement award is substituted by, any successor to the Company in connection with the Change in Control.”

3. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. On and after the date hereof, each reference in the Agreement to “this Agreement,” “herein,” “hereunder” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law rules of such state.

5. This Amendment may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

THE COMPANY		EMPLOYEE

AuthenTec, Inc.

By:	/s/ F. Scott Moody	/s/ Larry Ciaccia
Name:	F. Scott Moody	Larry Ciaccia
Title	Chief Executive Officer